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                                                                    Exhibit 10.2


                                 PROMISSORY NOTE


$4,667,573                                                        April 14, 2000


         Paradyne Corporation ("Paradyne"), FOR VALUE RECEIVED, hereby promises to pay to the order of Control Resources Corporation, a Delaware corporation ("CRC"), on September 15, 2000 (or sooner, as herein provided) at the offices of P-COM, Inc., 3175 S. Winchester Blvd., Campbell, CA 95008 or at such location as the holder hereof may hereafter designate in writing, the principal sum of US$4,667,573, as such amount may be adjusted as provided for in Section 1 below (the "Principal Sum"). The Principal Sum from time to time outstanding shall bear interest payable at a rate equal to the Prime Rate of US commercial banks as published in the Wall Street Journal (Eastern edition) from time to time (or if more than one such rate is published, the average of such rates).

         Paradyne has on the date hereof purchased certain of the assets of CRC pursuant to the terms and conditions of the Asset Purchase Agreement, dated April 5, 2000 by and between Paradyne, Paradyne Networks, Inc., P-COM, Inc. and CRC (the "Purchase Agreement"). Capitalized words and phrases used and not otherwise defined in this Note have the meanings provided in the Purchase Agreement. Paradyne hereby covenants and agrees with CRC as follows:

         1. The Principal Sum shall be increased or decreased, as the case may be, as provided for in the Purchase Agreement.

         2. Paradyne may prepay, in whole or in part, the Principal Sum in cash by wire transfer of immediately available funds to CRC's account in an amount equal to the full




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amount due, without penalty or premium, at any time prior to September 15, 2000 on the condition that together with any such prepayment Paradyne shall pay all accrued but unpaid interest on the amount being prepaid.

         3. On September 15, 2000 Paradyne may pay the Principal Sum and any interest payable thereon by (a) the issuance to CRC of registered shares of common stock of Paradyne Networks, Inc. with the number of such shares based on the average closing price of Paradyne Networks, Inc.'s common stock on the 7 business days immediately preceding the day such shares of common stock of Paradyne Networks, Inc. are delivered to CRC, and (b) delivery of a good check to CRC for the difference between the total value of such shares and the full amount due under this Note.

         4. If any payments of principal or interest hereunder become due and payable on a Saturday, Sunday or public holiday under the laws of the State of Delaware, the due date of such payment shall be extended to the next succeeding full business day and, in the case of principal, interest thereon shall be payable at the applicable rate during such extension.

         5. This Promissory Note may not be changed or discharged orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         6. Presentment or demand for payment, notice of dishonor, protest and notice of protest are hereby waived.

         7. This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to choice of law doctrine.




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         IN WITNESS WHEREOF, this Promissory Note is executed and delivered on the date first above written.



                                            PARADYNE CORPORATION

                                            By: /s/ James L. Slattery
                                                -----------------------------
                                                James L. Slattery
                                                Senior Vice President



















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